EXHIBIT 4.7
                              AMENDED AND RESTATED

                         RECEIVABLES PURCHASE AGREEMENT

                            Dated as of May 30, 1996

                                      among

                       SRI RECEIVABLES PURCHASE CO., INC.

                                  as Purchaser

                                       and

                         THE ORIGINATORS PARTIES HERETO

                                      - 1 -

                                TABLE OF CONTENTS

                                                                            PAGE


I        DEFINITIONS..........................................................2
         1.01     Certain Defined Terms.......................................2
         1.02.    Accounting and UCC Terms...................................12
II       AMOUNTS AND TERMS OF THE PURCHASES..................................12
         2.01.    The Purchases..............................................12
         2.02.    Delivery of Receivables....................................14
         2.03.    Payments and Computations..................................14
         2.04.    Ineligible Receivables; Repurchase of Receivables..........16
         2.05     Customer Service Adjustments...............................17
         2.06.    Addition of Originators; Merger of Originators.............18
         2.07.    Addition of Accounts.......................................18
         2.08.    Removal of Accounts........................................19
III      CONDITIONS TO PURCHASES.............................................20
         3.01.    Conditions Precedent to Purchaser's Initial Purchase.......20
         3.02.    Conditions Precedent to Each Originator's Sale.............20
IV       REPRESENTATIONS AND WARRANTIES......................................22
         4.01.    Representations and Warranties of the Purchaser............22
         4.02.    Representations and Warranties of Each of the Originators..22
                  (a)      Organization and Good Standing....................23
                  (b)      Due Qualification.................................23
                  (c)      Due Authorization.................................23
                  (d)      No Conflicts......................................23
                  (e)      Taxes.............................................23
                  (f)      No Violation......................................24
                  (g)      No Proceedings....................................24
                  (h)      All Consents Required.............................24
                  (i)      Bona Fide Receivables.............................24
                  (j)      Place of Business.................................24
                  (k)      Use of Proceeds...................................24
                  (l)      Purchase Termination Event........................25

                  (m)      Not an "Investment Company"........................25
                  (n)      Software...........................................25
                  (o)      Tradenames.........................................25
                  (p)      ERISA Liens........................................25
                  (q)      ERISA and the Code.................................25
         4.03.    Representations and Warranties of Each Originator Relating
                  to this Agreement and the Receivables.......................25
                  (a)      Binding Obligation; Valid Sale and Assignment......25
                  (b)      Notice of Breach...................................27
V        GENERAL COVENANTS....................................................28
         Section 5.01.     Covenants of Each Originator.......................28
                  (a)      Receivables to be Accounts, General Intangibles or
                           Chattel Paper......................................28
                  (b)      Security Interests.................................28
                  (c)      Charge Account Agreements and Credit and Collection
                           Policies...........................................28
                  (d)      Delivery of Collections............................29
                  (e)      Conveyance of Accounts.............................29
                  (f)      Notice of Liens....................................29
                  (g)      Compliance with Laws, Etc..........................29
                  (h)      Preservation of Corporate Existence................29
                  (i)      Visitation Rights..................................29
                  (j)      Keeping of Records and Books of Account............29
                  (k)      Performance and Compliance with Receivables and
                           Charge Account Agreements..........................30
                  (l)      Location of Records................................30
                  (m)      Furnishing Copies, Etc.............................30
                  (n)      Obligation to Record and Report....................30
                  (o)      Continuing Compliance with the UCC.................30
                  (p)      In-Store Payments..................................31
                  (q)      Payments...........................................31
                  (r)      Further Action Evidencing Purchases................31
                  (s)      Change in Business.................................32
         5.02.    Mergers.....................................................32
         5.03.    Transfer of Account Relationships...........................32
         5.04.    Purchaser Covenant Regarding Sale Treatment.................32
         5.05.    Tradename License...........................................32
VI       PURCHASE TERMINATION EVENTS..........................................33
         6.01.    Purchase Termination Events.................................33
VII      INDEMNIFICATION......................................................35

         7.01.    Indemnities by the Originators..............................35
         7.02.    Indemnities by the Purchaser................................36
VIII     MISCELLANEOUS........................................................37
         8.01.    Amendment...................................................37
         8.02.    Notices, Etc................................................37
         8.03.    No Waiver: Remedies.........................................37
         8.04.    Binding Effect..............................................37
         8.05.    Governing Law...............................................37
         8.06.    Costs, Expenses and Taxes...................................38
         8.07.    Acknowledgment of Assignments...............................38
         8.08.    No Petition in Bankruptcy...................................38
EXHIBIT A         Form of Additional Originator Agreement....................A-1

                              AMENDED AND RESTATED
                         RECEIVABLES PURCHASE AGREEMENT

                  This AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT dated as of May 30, 1996 (this "AGREEMENT"), is among those Originators set forth on SCHEDULE I (each an "ORIGINATOR" and, together with any Originator permitted to be added as an Originator under the terms of this Agreement, the "ORIGINATORS") and SRI RECEIVABLES PURCHASE CO., INC., a Delaware corporation (the "PURCHASER").

                                   WITNESSETH:

                  WHEREAS, each of the Originators intends to sell Receivables to the Purchaser on the terms and subject to the conditions set forth in this Agreement; and
                   WHEREAS, this Agreement was originally executed on, and dated as of, July 30, 1993;
                  WHEREAS, the Originators under this Agreement as of July 30, 1993 (the "INITIAL ORIGINATORS") were Palais Royal, Inc., a Texas corporation ("PALAIS"), 3 Beall Brothers 3, Inc., a Texas corporation ("BEALLS") and Fashion Bar, Inc., a Colorado corporation ("FASHION BAR");
                  WHEREAS, Bealls and Fashion Bar have each merged with and into Palais effective as of August 2, 1993, rendering Palais the sole Originator under the Agreement on the date hereof;
                  WHEREAS, this Agreement has been amended and restated as of August 11, 1995, and amended by the First Amendment to Amended and Restated Receivables Purchase Agreement dated April 4, 1996, and is being amended and restated on the date hereof; and
                  WHEREAS, the Purchaser desires to purchase Receivables from each Originator on the terms and subject to the conditions set forth in this Agreement.
                  NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

                  Section 1.01 CERTAIN DEFINED TERMS. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

                  "ACCOUNT" shall mean (a) each credit card account established pursuant to a Charge Account Agreement between an Originator and any Person, the Receivables from which are designated for sale by an Originator to the Purchaser, which is identified by (i) an account number, (ii) the amount of Receivables outstanding in such Account as of the Cut-Off Date and (iii) the amount of Principal Receivables in such Account as of its Cut-Off Date, in each case in the computer file or microfiche list delivered to the Purchaser pursuant to this Agreement, (b) each Automatic Additional Account, and (c) each Supplemental Account identified in each file or list delivered to the Purchaser. The definition of Account shall include each Transferred Account but shall not include any Purged Accounts. The term "Account" shall be deemed to refer to a Supplemental Account only from and after the Addition Date with respect thereto, and the term "Account" shall be deemed to refer to any Removed Account only prior to the Removal Date with respect thereto.

                  "ACCOUNT PROPERTY" has the meaning specified in SECTION 2.01.

                  "ADDITION DATE" shall mean each date as of which Receivables under Supplemental Accounts are designated for sale to the Purchaser pursuant to
SECTION 2.07.

                   "ADDITIONAL ORIGINATOR" has the meaning specified in SECTION 2.06.

                   "ADDITIONAL ORIGINATOR AGREEMENT" has the meaning specified in Section 2.06.

                  "AFFILIATE" means, with respect to a particular Person, (a) any Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person, or (b) any Person who is a director or officer or general partner (i) of such Person, (ii) of any subsidiary of such Person, or (iii) of any Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the power, direct or indirect,
(i) to vote 5% or more of the securities having ordinary voting power to elect the directors of such Person, or (ii) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

                  "AUTHORIZED OFFICERS" means those officers of the Persons designated in SCHEDULE II hereto (or in such other Schedule as may be delivered to the parties hereto from time to time) as duly authorized to execute and deliver this Agreement and any instruments or documents in connection herewith on behalf of such Persons and to take, from time to time, all other actions on behalf of the Originators in connection herewith.

                  "AUTOMATIC ADDITIONAL ACCOUNT" shall mean

                   (a) a consumer revolving credit card account (or any successor credit card account designations used by an Originator) coming into existence after the applicable Cut-Off Date:

                    (i) which is originated by an Originator during the normal operation of such Originator's credit card business and is not acquired by such Originator from another credit card issuer;

                    (ii) which was in existence and owned by such Originator on the date on which Receivables generated in such account are to be first sold to the Purchaser and is in existence at the close of business on the date it is to be first sold to the Purchaser;

                    (iii) which is payable in Dollars; and

                     (iv) the Receivables in which have not been charged off prior to the date of their designation for sale to the Purchaser; or

                   (b) any other consumer revolving credit card account, Receivables from which the Purchaser permits to be automatically sold to the Purchaser.

                  "BUSINESS DAY" means any day other than (a) a Saturday or a Sunday, (b) another day on which an Originator is closed, as set forth on a list furnished to the Purchaser on or before December 1 of the year preceding the year to which such list relates or (c) another day on which banking institutions in New York, New York (or such other city(ies) designated by the Purchaser) are authorized or obligated by law or executive order to be closed; PROVIDED, HOWEVER, that Originators shall not designate, in the aggregate, more than 8 days in each year (excluding Saturdays and Sundays) under clause (b) as non-Business Days, of which no more than four (inclusive of Saturdays and Sundays) shall be consecutive.

                  "CHARGE ACCOUNT AGREEMENT" means the agreement, which may consist of more than one document, pursuant to which a Person is obligated to pay for purchased merchandise or services under a credit plan that permits such Person to purchase merchandise and services on credit, together with any finance charges and other charges related thereto, as such agreement may be amended, modified or supplemented from time to time; PROVIDED, that only agreements between such Person and (i) an Originator or (ii) the creditor of an account designated as an Automatic Additional Account or Supplemental Account under this Agreement shall be considered a Charge Account Agreement hereunder.

                  "CLOSING DATE," with respect to Receivables originated by an Originator, means the date of the initial purchase of such Receivables under this Agreement.

                  "COLLECTIONS" shall mean all payments received by the Originator in respect of the Receivables, in the form of cash, checks or any other form of payment in accordance with the Charge Account Agreement in effect from time to time on any Receivables.

                  "CREDIT AND COLLECTION POLICY" means the credit, collection, customer relations and service policies that apply to an Eligible Account, as such policies currently exist and as such policies may be amended, modified or supplemented from time to time subject to SECTION 5.01(C).

                  "CUT-OFF DATE" shall mean, for Receivables in Accounts owned by each Initial Originator, July 30, 1993, and for Receivables in Accounts owned by each Additional Originator, the date specified as such in the Additional Originator Agreement.

                  "DATE OF PROCESSING" shall mean, with respect to any transaction, the date on which such transaction is first recorded on an Originator's or the Purchaser's computer master file of consumer revolving credit card accounts (without regard to the effective date of such recordation).

                  "DEFAULTED ACCOUNT" shall mean each Account with respect to which, in accordance with the Credit and Collection Policy of the applicable Originator, such Originator has charged off the Receivables in such Account as uncollectible; an Account shall become a Defaulted Account on the day on which such Receivables are recorded as charged off as uncollectible on the Originator's computer master file of consumer credit card revolving accounts. Notwithstanding any other provision hereof, any Receivables in a Defaulted Account that are Ineligible Receivables shall be treated as Ineligible Receivables rather than Receivables in Defaulted Accounts.

                  "DEFAULTED RECEIVABLE" means a Receivable in a Defaulted Account.

                  "DEFAULTED RECEIVABLE RECEIPTS" has the meaning specified in the definition of "Recoveries."

                  "DEFAULTED RECEIVABLE REPURCHASE AMOUNT" has the meaning specified in subsection 2.04(c)(ii).

                  "DISTRIBUTION DATE" shall mean the fifteenth day of each month or, if such fifteenth day is not a Business Day, the next succeeding Business Day.

                  "DOLLARS", "$", or "U.S. $" shall mean United States dollars.

                  "ELIGIBLE ACCOUNT" shall mean, as of the Closing Date (or, with respect to Supplemental Accounts as of each Addition Date and with respect to Automatic Additional Accounts, as of the date the Receivables arising in such Accounts are designated for sale to the Purchaser), each Account owned by an
Originator:

                           (a) which is payable in Dollars;

                           (b) which has not been identified by such Originator
                  in its computer files as an account as to which such Originator has any confirmed record of any fraud- related activity by the Obligor;

                           (c) which has not been sold or pledged to any other
                  party and which does not have Receivables which have been sold or pledged to any other party;

                           (d) which was created in accordance with the Credit
                  and Collection Policy of such Originator at the time of creation of such account or the Receivables of which the Purchaser permits to be sold automatically to the Purchaser;

                           (e) the Receivables in which such Originator has not
                  charged off (or required to be charged off) in its customary and usual manner for charging off Receivables in such Accounts as of the Closing Date (or, with respect to Supplemental Accounts as of the Addition Date and with respect to Automatic Additional Accounts, as of the date the Receivables of such Accounts are first designated for sale to the Purchaser) unless such Account is subsequently reinstated; and

                           (f) which is not an Automatic Additional Account
                  which the Purchaser and any Originator have elected to exclude from sale under this Agreement.

                   "ELIGIBLE RECEIVABLE" means a Receivable that satisfies each of the following criteria:

                            (a) it arises under an Eligible Account;

                            (b) it constitutes an "account," a "general
                   intangible" or "chattel paper" as defined in Article 9 of the UCC as then in effect in the Relevant UCC State;

                            (c) it is, at the time of its transfer to the
                  Purchaser, the legal, valid and binding obligation of a Person or is guaranteed by a Person who (i) is living, (ii) is not a minor under the laws of his/her state of residence and (iii) is competent to enter into a contract and incur debt (or with respect to obligations from Persons who do not qualify under clauses (ii) or (iii), is so guaranteed by a Person who qualifies under clauses (i), (ii) and (iii)); PROVIDED, HOWEVER that (1) no more than 10% of all Eligible Receivables shall be from Obligors which are (x) non-U.S. Persons or (y) the United States, a state of any instrumentality thereof and
                  (2) no such Receivables shall be obligations of any Affiliate (other than directors, officers and employees) of the Transferor; and PROVIDED, FURTHER, that no more than 6% of all Eligible Receivables shall be from Obligors which are non-U.S. Persons, unless the Rating Agency provides its written consent to an increase in such percentage;

                            (d) it and the underlying Charge Account Agreement
                  do not contravene in any material respect any laws, rules or regulations applicable thereto (including, without limitation, rules and regulations relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) that could reasonably be expected to have an adverse impact on the amount of Collections thereunder, and the Originator of such Receivable is not in violation of any such laws, rules or regulations in any respect material to such Charge Account Agreement;

                            (e) all material consents, licenses, or
                  authorizations of, or registrations with, any governmental authority required to be obtained or given in connection with the creation of such Receivable or the execution, delivery, creation and performance of the underlying Charge Account Agreement have been duly obtained or given and are in full force and effect as of the date of the creation of such Receivable;

                            (f) at the time of its sale to the Purchaser, the
                  Purchaser will have good and marketable title free and clear of all Liens and security interests arising under or through the Purchaser (other than Permitted Liens);

                            (g) it is not a Defaulted Receivable or a Receivable
                   owing from a bankrupt Obligor; and

                            (h) it arises under a Charge Account Agreement that
                  has been duly authorized by the applicable Originator and which, together with such Receivable, is in full force and effect and constitutes the legal, valid and binding obligation of the Obligor of such Receivable enforceable against such Obligor in accordance with its terms and is not subject at the time of transfer to the Purchaser to any dispute, offset, counterclaim or defense whatsoever.

                  "ERISA" means the Employment Retirement Income Security Act of 1974, as amended from time to time.

                  "ERISA AFFILIATE" shall mean any trade or business (whether or not incorporated) that is a member of a group of which any Originator is a member and which is treated as a single employer under Section 414 of the Code and the regulations promulgated and rules issued thereunder.

                  "EXCESS CASH" means all cash and cash equivalents held by the Purchaser in excess of any other due and owing obligations of the Purchaser and any reserves against future obligations which the Purchaser deems reasonably necessary or prudent to establish and maintain.

                  "FINANCE CHARGE COLLECTIONS" shall mean with respect to any Business Day Collections received with respect to each Finance Charge Receivable.
                                        6

                  "FINANCE CHARGE RECEIVABLES" shall mean all amounts billed from time to time to the Obligors on any Account in respect of (i) Periodic Finance Charges, (ii) over limit fees, (iii) late charges, (iv) returned check fees, (v) annual membership fees and annual service charges, if any, (vi) transaction charges, (vii) all other fees and charges, and (viii) Recoveries.

                  "GOVERNMENTAL AUTHORITY" means the United States of America, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

                  "INCIPIENT PURCHASE TERMINATION EVENT" means any condition, act or event specified in SECTION 6.01 that, with the giving of notice or the lapse of time, or both, would become a Purchase Termination Event.

                  "INELIGIBLE RECEIVABLES" has the meaning specified in SECTION 2.04(A).

                  "INITIAL ORIGINATORS" has the meaning specified in the recitals.

                  "INITIAL OUTSTANDING BALANCE" of a Receivable means the Outstanding Balance of such Receivable on the Initiation Date of such Receivable.

                  "INITIATION DATE" means, with respect to any Receivable, the Business Day following the Date of Processing of such Receivable.

                  "IN-STORE PAYMENT" means any payment made by an Obligor with respect to a Receivable by delivery of cash, a check or money order, or any other form of payment to a cashier or other employee of any SRI Store.

                  "LIBOR" shall mean the rate obtained by dividing (x) the three-month rate described on the Dow Jones Telerate System, p. 3750, as of 11:00 a.m. London time by (y) a percentage equal to one minus the stated maximum rate (stated as a decimal) of all reserves required to be maintained against "Eurocurrency Liabilities" as specified in Regulation D (or against any other category of liabilities which includes deposits by reference to which the interest rate on LIBOR is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any bank to United States residents) which shall be zero unless the Company has notified the Trustee otherwise; PROVIDED, HOWEVER, with respect to clause (x) above, in the event such rate shall not be provided, "LIBOR" shall mean (a) the arithmetic average (rounded upwards to the nearest 1/16th of 1%) of the rates at which deposits in United States dollars are offered to four reference banks selected by BT Securities Corp. in the interbank Eurodollar market at approximately 11:00 a.m. (London time) divided by (b) the percentages profiled in clause (y) above.

                  "LIEN" means any mortgage, deed of trust, pledge, hypothecation, assignment, participation or equity interest, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement or preferential arrangement of any kind or nature

                                        7

whatsoever, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing and the filing of any financing statement under the UCC (other than any such financing statement filed for informational purposes only) or comparable law of any jurisdiction to evidence any of the foregoing.

                  "LOCK BOXES" has the meaning specified in SECTION 2.01.

                  "MULTIEMPLOYER PLAN" shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which any Originator or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code) is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

                  "MONTHLY PERIOD" shall mean the period from and including the first day of each fiscal month of the Originators to and including the last day of each such fiscal month.

                  "NET OWNERSHIP INTEREST" means, with respect to any Receivable, an amount equal to the aggregate Initial Outstanding Balance of such Receivable, plus interest or finance charges accrued on such Receivable to such time less the cumulative amount of Collections with respect to such Receivable actually received by the Purchaser or the applicable Originator prior to such time as such Net Ownership Interest may be adjusted from time to time pursuant to Section 2.05.

                  "OBLIGOR" means a Person obligated to make payments with respect to a Receivable arising under an Account pursuant to a Charge Account Agreement.

                  "ORIGINATOR" has the meaning specified in the preamble.

                  "OUTSTANDING BALANCE" means, with respect to a Receivable on any day, the aggregate amount owed by the Obligor thereunder as of the close of business on the prior Business Day (net of returns and adjustments).

                  "PERIODIC FINANCE CHARGES" shall have, with respect to any Account, the meaning specified in the Charge Account Agreement applicable to such Account for finance charges (due to periodic rate) or any similar term.

                  "PERMITTED LIEN" shall mean with respect to the Receivables:
(i) Liens in favor of the Purchaser created pursuant to this Agreement; (ii) Liens in favor of any transferee of the Purchaser; and (iii) Liens which secure the payment of taxes, assessments and governmental charges or levies, if such taxes are either (a) not delinquent or (b) being contested in good faith by appropriate legal or administrative proceedings and as to which adequate reserves in accordance with generally accepted accounting principles shall have been established, but only so long as such proceedings could not subject the Purchaser or any transferee of the Purchaser to any civil or criminal penalty

                                        8

or liability or involve any risk of loss, sale or forfeiture of any property, rights or interests covered by this Agreement.

                  "PERSON" means any legal person, including an individual, corporation, partnership, association, joint venture, joint-stock company, trust, unincorporated organization, governmental entity or other entity of a similar nature.

                  "POOLING AGREEMENT" shall mean the Pooling and Servicing Agreement dated as of July 30, 1993 by and among the Bankers Trust (Delaware), as Trustee, the Purchaser, as Transferor and Specialty Retailers, Inc., as Servicer, as amended, supplemented and modified from time to time.

                  "PRINCIPAL COLLECTIONS" shall mean with respect to any Business Day the Collections received with respect to each Principal Receivable.

                  "PRINCIPAL RECEIVABLES" shall mean amounts shown on the Purchaser's records as amounts payable by Obligors with respect to Eligible Receivables on any Account other than such amounts that are Finance Charge Receivables or Receivables in Defaulted Accounts and shall include, without limitation, amounts payable for purchases of goods or services. A Receivable shall be deemed to have been created at the end of the day on the Date of Processing of such Receivable. In calculating the aggregate amount of Principal Receivables on any day, the amount of Principal Receivables shall be reduced by the aggregate amount of credit balances in the Accounts on such day.

                  "PURCHASE CONSIDERATION" means, with respect to each purchase of newly created Receivables from an Originator on the Initiation Date of such Receivables, the aggregate consideration payable by the Purchaser to such Originator equal to the Purchase Price of such Receivables, which shall be paid pursuant to SECTION 2.03, either in cash, an increase in the principal amount of the Revolving Note, or a combination thereof.

                  "PURCHASE DATE" has the meaning specified in SECTION 2.01(A).

                  "PURCHASE PRICE" means the product of (i) the Outstanding Balance of Receivables tendered to the Purchaser pursuant to SECTION 2.02(A) and
(ii) the Purchase Price Percentage.

                  "PURCHASE PRICE PERCENTAGE" means a percentage that shall be agreed upon from time to time (but no less frequently than once each calendar quarter) by the Purchaser and the Originators which reflects a fair market discounted net present value of the Outstanding Balance of Receivables (including the expected stream of Finance Charge Receivables) to be transferred to the Purchaser by the Originators, expressed as a percentage of such Outstanding Balance. Such percentage may be greater or less than 100%. The calculation of such discounted net present value shall take into account:

                                        9

                   (i) the expected yield on the Receivables, reduced by costs to the Purchaser of financing the Receivables and paying the Servicing Fee;

                  (ii) the expected losses on the Receivables (based upon historical losses on the Receivables and such other factors as shall be agreed between Purchaser and the Originators), net of the expected benefits to the Purchaser generated as a result of the Originators' obligation to repurchase Ineligible Receivables, Defaulted Receivables and Receivables as to which certain representations or warranties have been breached pursuant to SECTION 2.04;

                  (iii) a reasonable expected rate of return on capital of the Purchaser from its purchase of Receivables; and

                  (iv) such other factors as may be mutually agreed between the Purchaser and the Originator and as are customarily reflected in an arm's-length purchase and sale of comparable private label credit card receivables.

The Purchase Price Percentage shall be calculated prospectively with respect to Receivables transferred on and after the date of such calculation. In no event shall the Purchase Price Percentage (i) be adjusted retroactively to account for the actual performance of previously purchased Receivables or for the Purchaser's actual rate of return on previously purchased Receivables or (ii) be increased from and after the occurrence of, and during the continuation of, any Pay Out Event or any event which would, upon the giving of notice or the passage of time or both, constitute a Pay Out Event.

                  "PURCHASE TERMINATION DATE" means the date on which the Purchaser's obligation to purchase Receivables shall terminate pursuant to
SECTION 6.01.

                  "PURCHASE TERMINATION EVENT" has the meaning specified in
SECTION 6.01.

                  "PURCHASER" has the meaning specified in the preamble.

                  "PURCHASES" has the meaning specified in SECTION 2.01(A).

                  "PURGED ACCOUNT" shall mean an Account that has an Outstanding Balance of zero and has been terminated pursuant to the applicable Credit and Collection Policy due to an extended period of inactivity.

                  "RECEIVABLE" means, with respect to any Obligor, any account or general intangible representing the indebtedness of such Obligor under a Charge Account Agreement arising in an Account from a sale of merchandise or services, and includes the right to payment of any interest or finance charges and other obligations of such Obligor with respect thereto. Each Receivable includes, without limitation, all rights of the Originator under the applicable Charge Account

                                       10

Agreement. Each increase in the Outstanding Balance of any Receivable (other than any such increase resulting from the accrual of interest or finance charges or other fees with respect to such Receivable) shall, for purposes of ARTICLE II, constitute a separate Principal Receivable.

                  "RECEIVABLES STATEMENT" has the meaning specified in SECTION 2.02(A).

                  "RECOVERIES," with respect to any period, shall mean the PRODUCT of (i) any amounts received during such period ("DEFAULTED RECEIVABLE RECEIPTS") with respect to Receivables in Accounts which previously became Defaulted Accounts and (ii) the fraction resulting from (A) one MINUS (B) a fraction, the numerator of which is the cumulative aggregate Defaulted Receivable Repurchase Amount paid by the Originators during the preceding six full Monthly Periods pursuant to SECTION 2.04(C), and the denominator of which is the total principal amount of Receivables which become Defaulted Receivables during such six Monthly Periods.

                  "RELEVANT UCC STATE" means each jurisdiction in which the filing of a UCC financing statement is necessary or desirable to evidence the Purchases.

                  "REMOVAL DATE" shall mean the date mutually designated by an Originator and the Purchaser for removal of a Removed Account.

                  "REMOVED ACCOUNTS" shall have the meaning specified in
SECTION 2.08(A).

                  "REPURCHASE AMOUNT" shall have the meaning specified in
SECTION 2.04(B).

                  "REQUIREMENTS OF LAW" for any Person shall mean the certificate of incorporation or articles of association and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation, or determination of an arbitrator or Governmental Authority in each case applicable to or binding upon such Person or to which such Person is subject, whether federal, state or local, including, without limitation, usury laws, the federal Truth in Lending Act and Regulation Z and Regulation B of the Board of Governors of the Federal Reserve System.

                  "REVOLVING NOTE" shall mean a note in the form of EXHIBIT A hereto issued to an Originator, which shall contain the terms set forth in
SECTION 2.03.

                  "SETTLEMENT DATE" means the date upon which the Purchaser and any Originator shall reconcile any amounts owed to each other, except amounts payable in respect of Purchases of Receivables, which date shall occur at least once each fiscal month.

                  "SETTLEMENT PERIOD" means a period from and including a Settlement Date to but excluding the next following Settlement Date.

                  "SETTLEMENT STATEMENT" means a statement, dated the last day of each Settlement Period, reflecting the adjustments and credits pursuant to
SECTION 2.05 for such Settlement Period

                                       11

and for any Receivables being sold or repurchased by the Originator on the date thereof, substantially in the form of EXHIBIT A hereto, signed by an Authorized Officer of an Originator.

                  "SRI" shall mean Specialty Retailers, Inc., a corporation organized under the laws of the State of Delaware.

                  "SRI CREDIT CARD BANK" means a bank that is an Affiliate of SRI and which qualifies as a bank under federal or state banking law.

                  "SRI STORE" means any merchant which sells merchandise or services on credit pursuant to a Charge Account Agreement.

                  "SRI SUB" means SRI Receivables, Inc., a Delaware corporation.

                  "SUPPLEMENTAL ACCOUNTS" shall have the meaning specified in
SECTION 2.07(B).

                  "TRANSFERRED ACCOUNT" shall mean an Account with respect to which a new credit account number has been issued by the Originator under circumstances resulting from a lost or stolen credit card and not requiring standard application and credit evaluation procedures under the Credit and Collection Policy, and which can be traced or identified by reference to or by way of the computer files or microfiche lists delivered to the Purchaser pursuant to this Agreement or as an account into which an Account has been transferred.

                  "UCC" means the Uniform Commercial Code, as amended from time to time, as in effect in the applicable jurisdiction.

                  Section 1.02. ACCOUNTING AND UCC TERMS. All accounting terms not specifically defined herein shall be construed in accordance with United States generally accepted accounting principles ("U.S. GAAP"); and all terms used in Article 9 of the UCC that are used but not specifically defined herein are used herein as defined therein.

                               [End of Article I]

                                   ARTICLE II
                       AMOUNTS AND TERMS OF THE PURCHASES

                  Section 2.01. THE PURCHASES. (a) Each Originator does hereby sell, transfer, assign, and otherwise convey to the Purchaser, without recourse, all of its right, title and interest in, to and under (collectively, the "PURCHASES"):

                           (i) all right, title and interest of such Originator
                  in and to the Receivables existing on the Cut-Off Date for such Originator and thereafter created and arising in connection with the Accounts and any accounts that meet the definition of

                                       12

                  Automatic Additional Accounts, including, without limitation, all accounts, contract rights, chattel paper, instruments, general intangibles and other obligations of any Obligor with respect to any such Receivables, then or thereafter existing, whether or not arising out of or in connection with the sale or lease of goods or the rendering of services, including without limitation, the right to payment of any interest, Finance Charge Receivables, returned check fees or late charges and other obligations of an Obligor with respect to any such Receivables, and all rights in and to all security agreements, and other contracts securing or otherwise relating to any such accounts, contract rights, chattel paper, instruments, general intangibles or obligations (any and all such security agreements and other contracts being the "RELATED CONTRACTS");

                           (ii) all guarantees, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of any Receivables;

                           (iii) all payment and enforcement rights (but not any
                  obligations) to, in and under the Related Contracts;

                           (iv)     the following:

                                    (A) any lock box account relating to the
                           Receivables (the "LOCK BOXES") and all funds, and all certificates and instruments, if any, from time to time representing or evidencing or held in the Lock Boxes (the "ACCOUNT PROPERTY");

                                    (B) all notes, certificates of deposit and
                           other instruments from time to time hereafter delivered to or otherwise possessed by an Originator for and on behalf of the Purchaser in substitution for or in addition to any of the then existing Account Property; and

                                    (C) all interest, dividends, cash,
                           instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any and all of the existing Account Property;

                           (v) proceeds of any and all of the Purchases
                  described in subparagraphs (i) through (iv) above (including, without limitation, Recoveries and proceeds that constitute property of the types described in clauses (i) through (iv) above) and, to the extent not otherwise included, all payments under insurance (whether or not the Trustee is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of such foregoing Purchases;

                                       13

from each Originator on the Closing Date and on the Initiation Date of any such subsequently created Receivable during the period from the Closing Date with respect to such Originator until the Purchase Termination Date with respect to such Originator (each such date, including each such Closing Date, being a "PURCHASE DATE").

                  (b) The parties to this Agreement intend that the transactions contemplated hereby shall be, and shall be treated as, a purchase by the Purchaser and a sale by the applicable Originator of the Receivables and not as a lending transaction. The sale of Receivables by any Originator hereunder shall be without recourse to, or representation or warranty of any kind (express or implied) by, such Originator or any other Originator, except as otherwise specifically provided herein. If, notwithstanding the express intent of the parties hereto, it is determined that this Agreement does not constitute a valid sale, transfer and assignment by the Originators to the Purchaser of the Purchases, each Originator shall be deemed to have granted to the Purchaser a "security interest" (as defined in the UCC as in effect in the Relevant UCC State) in such property of the Originators which comprises the Purchases described herein, and this Agreement shall be deemed to constitute a security agreement under the UCC in effect in the Relevant UCC State.

                  Section 2.02. DELIVERY OF RECEIVABLES. (a) On each Business Day prior to the Purchase Termination Date, each Originator shall deliver, or shall cause to be delivered, all of its Receivables to the Purchaser by delivering to the Purchaser a statement or report (a "RECEIVABLES STATEMENT") specifying to the Purchaser the aggregate outstanding principal balance of such Receivables.

                  (b) Upon the fulfillment of the conditions set forth in
ARTICLE III, the delivery to the Purchaser of the Receivables Statement and payment of the Purchase consideration as provided in Section 2.03, all such Originator's right, title and interest in and to such Receivables shall have been sold, assigned, transferred, conveyed and set over to the Purchaser.

                  Section 2.03. PAYMENTS AND COMPUTATIONS. (a) Subject to
Section 2.03(b), the Purchase Price for Receivables purchased from an Originator pursuant to Section 2.01 shall be paid or provided for on the Purchase Date of such Receivables (i) first by payment in cash in immediately available funds (to the extent of Excess Cash, after such application to pay other Originators pursuant to this Section 2.03 as Purchaser has elected to make) and (ii) then by increasing the principal amount of the Revolving Note issued to such Originator by the amount of the Purchase Price that is not paid pursuant to clause (i) (such increase to be made by notation thereon). The failure of an Originator to note the increase of the principal amount of the Revolving Note thereon shall not relieve the Purchaser from its obligations to such Originator.

                  (b) $35,177,048.02 of the Receivables sold by Palais Royal, Inc. to the Purchaser on the Closing Date are to be conveyed by Palais to the Purchaser as a capital contribution in exchange for 999 shares of common stock of the Purchaser which, together with the 1 share of common stock purchased by Palais Royal, Inc. on July 30, 1993, represent all of the outstanding common stock of the Purchaser. All Ineligible Receivables transferred by Palais Royal, Inc. to the

                                       14

Purchaser shall be deemed to be a capital contribution to the Purchaser. In the event that the Revolving Note may not be drawn to pay a portion of the Purchase Price by reason of the limitation contained in SECTION 2.03(C)(VIII), then Palais Royal, Inc. shall be permitted (but not required) to transfer Receivables to the Purchaser as a capital contribution.

                  (c) The Purchaser shall pay all amounts to be paid in cash with respect to the Purchases to the Originator (or such other person as is designated by such Originator) on the date of the Purchase thereof and shall pay all amounts in respect of principal of and interest on any Revolving Note in accordance with the terms thereof. Each Revolving Note shall contain the following terms:

                  (i) interest shall accrue on the outstanding principal amount of each Revolving Note at a per annum rate of interest (calculated on the basis of a 360-day year of twelve 30- day months) equal to LIBOR + 5%;

                  (ii) the outstanding principal of and accrued interest on each Revolving Note shall be payable out of Excess Cash;

                  (iii) all amounts paid with respect to an outstanding Revolving Note shall be allocated first to accrued interest until all such interest is paid, and then to outstanding principal;

                  (iv) an Originator shall only be permitted to look to Excess Cash for payment of the Revolving Note and to the extent that such amounts are insufficient, such Originator shall not have any claim against the Purchaser or additional recourse against the Purchaser (other than with respect to Excess Cash available in the future) and such Revolving Note shall be fully subordinated to the rights of any other creditors of the Purchaser;

                  (v) no Revolving Note may be sold or otherwise transferred; PROVIDED that nothing shall prevent the Revolving Note from being pledged to any creditor of the Originators or SRI or such creditor from exercising its rights under such pledge;

                  (vi) the Purchaser may offset any amount due and owing by the applicable Originator against any amount due and owing by the Purchaser to such Originator under the terms of the Revolving Note;

                  (vii) the Purchaser, at its option, may repay all or any portion of the accrued interest on and principal of any Revolving Note at any time; and

                  (viii) no draw shall be made on a Revolving Note issued to an Originator if, at the time of such draw, the tangible net worth of the Purchaser (computed in accordance with U.S. GAAP) is less than $10,000,000.

                                       15

                  (d) All payments hereunder to an Originator shall be made not later than the close of business (New York City time) on the date specified therefor in lawful money of the United States of America in same day funds to the bank account designated in writing by such Originator to the Purchaser from time to time.

                  (e) Whenever any payment to be made hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

                  Section 2.04. INELIGIBLE RECEIVABLES; REPURCHASE OF RECEIVABLES. (a) In the event of a breach of any representations and warranties set forth in Section 4.02(i) or Sections 4.03(a)(iii) through (xii) with respect to a Receivable sold by an Originator, or in the event that a Receivable is not an Eligible Receivable as a result of the failure to satisfy the conditions set forth in the definition of Eligible Receivable, each such Receivable which is the subject of such breach or is not an Eligible Receivable shall be designated an "INELIGIBLE RECEIVABLE" and the applicable Originator shall pay the Outstanding Balance (including any Finance Charge Receivables) of such Ineligible Receivable to the Purchaser either, at the option of the Purchaser, in the form of cash or a reduction of the Revolving Note, and such Originator shall either be deemed to have made a contribution of equity, or shall be issued stock, equal in value to such cash or reduction; PROVIDED, HOWEVER, that if such representations and warranties with respect to such Receivable shall subsequently be true and correct in all material respects as if such Receivable had been created on such day or such Receivable shall subsequently satisfy the conditions set forth in the definition of Eligible Receivable, such Receivable shall be designated an Eligible Receivable, and the principal amount of the Revolving Note shall increase by the principal amount of such Receivable (determined in accordance with the procedures set forth in the definition of Principal Receivable).

                  (b) In the event of a breach of any of the representations and warranties set forth in Sections 4.02(a), (b) and (c) and 4.03(a)(i) and (ii), the Purchaser may direct the Originators to repurchase an amount of Receivables as designated by the Purchaser, and the Originators shall be obligated to repurchase such Receivables on a date specified by the Purchaser (such date, the "REPURCHASE DATE") occurring within such applicable period on the terms and conditions set forth below; PROVIDED, HOWEVER, that no such reassignment shall be required to be made if, at any time during such applicable period, the representations and warranties contained in Sections 4.02(a), (b) and (c) and Sections 4.03(a)(i) and (ii) shall then be true and correct in all material respects. The Originators shall, on the Business Day (in next day funds) preceding the Repurchase Date, deposit an amount equal to the principal amount of such Receivables as are designated by the Purchaser (the "REPURCHASE AMOUNT"). On the Distribution Date following the Transfer Date on which such amount has been paid in full to the Purchaser, the Receivables and all monies due or to become due with respect thereto and all proceeds of the Receivables allocated to the Receivables for which the Repurchase Amount has been paid shall be released to the Originators after payment of all amounts otherwise due hereunder on or prior to such dates and the Purchaser shall execute and deliver such instruments of transfer or assignment, in each case without recourse, representation or warranty, as shall be prepared by and as are reasonably requested by the Originators to vest in the Originators or its designee or assignee, all right, title and interest of the Purchaser in and to such Receivables,

                                       16

all monies due or to become due with respect thereto and all proceeds of such Receivables. If the Purchaser gives notice directing the Originators to accept reassignment as provided above, the obligation of the Originators to accept reassignment of the applicable Receivables and pay the Repurchase Amount pursuant to this Section 2.04(b) shall constitute the sole remedy respecting a breach of the representations and warranties contained in Sections 4.02(a), (b) and (c) and 4.03(a)(i) and (ii) available to the Purchaser.

                  (c) (i) On each Distribution Date with respect to a Monthly Period during each fiscal year of an Originator, such Originator may (but shall not be required to) repurchase from the Purchaser all Defaulted Receivables purchased by the Purchaser from the Trust pursuant to Section 2.4(f) of the Pooling Agreement on such Distribution Date and originated by such Originators.

                      (ii) An Originator electing to exercise its option to repurchase Defaulted Receivables originated by such Originator shall, on the Transfer Date (in next day funds) preceding each Distribution Date, deposit an amount equal to the principal amount of such Defaulted Receivables (the "DEFAULTED RECEIVABLE REPURCHASE AMOUNT") into the Collection Account. On such Distribution Date, such repurchased Defaulted Receivables and all monies due or to become due with respect thereto and all proceeds of such repurchased Defaulted Receivables allocated to such repurchased Defaulted Receivables for which the Defaulted Receivable Repurchase Amount has been paid shall be released to such Originator after payment of all amounts otherwise due hereunder on or prior to such dates and such Originator shall execute and deliver such instruments of transfer or assignment, in each case without recourse, representation or warranty, as shall be prepared by and as are reasonably requested by such Originator to vest in such Originator or its designees or assigns, all right, title and interest of the Purchaser in and to such repurchased Defaulted Receivables, all monies due or to become due with respect thereto and all proceeds of such repurchased Defaulted Receivables. Thereafter, such Defaulted Receivables shall not be considered Receivables for any purpose hereunder.

                      (iii) In consideration for such Originator's exercise of its option to repurchase Defaulted Receivables as set forth in this subsection (c), so long as such Originator complies with such obligation, such Originator shall retain any amounts which do not constitute Recoveries received by such Originator with respect to Defaulted Receivables.

                  Section 2.05 CUSTOMER SERVICE ADJUSTMENTS. A Receivable may be adjusted downward because (i) of a rebate, refund, unauthorized charge or billing error to an Obligor, (ii) such Receivable was created in respect of merchandise which was refused or returned by an Obligor, (iii) of any other condition which requires such reduction without receiving Collections therefor and without charging off such Receivable as uncollectible, or (iv) such Receivable is discovered to have been created through a fraudulent or counterfeit charge (each, a "CUSTOMER SERVICE ADJUSTMENT"). The aggregate amount of all Customer Service Adjustments made with respect to Receivables transferred by an Originator during any Settlement Period (increased as appropriate by an amount

                                       17

equal to any premium paid with respect to such Receivables) shall be payable to the Purchaser by such Originator and shall be due no later than the Settlement Date that occurs at the end of such Settlement Period. Such payments shall be made in cash.

                  Section 2.06. ADDITION OF ORIGINATORS; MERGER OF ORIGINATORS. Notwithstanding anything to the contrary in this Agreement, any direct or indirect wholly-owned subsidiary of SRI (whether now in existence or acquired or created after the date hereof) may at any time become an Originator hereunder, whether in addition to or in substitution for one or more then-existing Originators (each such additional or substitute Originator, an "ADDITIONAL ORIGINATOR"); PROVIDED, that, (i) at the time such direct or indirect wholly-owned subsidiary becomes an Additional Originator, such direct or indirect wholly-owned subsidiary shall execute an agreement (an "ADDITIONAL ORIGINATOR AGREEMENT") in which such Additional Originator (a) agrees to sell Receivables to the Purchaser on the terms and subject to the conditions set forth in this Agreement, and becomes a party to this Agreement, (b) complies with the conditions set forth in SECTION 3.01, (c) makes the representations and warranties set forth in SECTION 4.02 and 4.03 and (d) agrees to comply with the covenants set forth in ARTICLE V and (ii) the Purchaser shall have consented in writing to the inclusion of the Additional Originator pursuant to this SECTION
2.06. An agreement substantially in the form attached hereto as EXHIBIT A shall be an acceptable Additional Originator Agreement. Following the addition or substitution of any Additional Originator, the term "Originator" as used in this Agreement shall include for all purposes such Additional Originator. Nothing herein shall prevent one or more Originators from merging with and into a direct or indirect wholly-owned subsidiary of SRI (whether or not such direct or indirect wholly-owned subsidiary is a then-existing Originator) and, in the event of such merger, such surviving corporation shall be deemed an "Originator" for purposes of this Agreement; PROVIDED that any such surviving corporation must (a) agree in writing to sell Receivables to the Purchaser on the terms and subject to the conditions set forth in this Agreement and become a party to this Agreement, (b) comply with the conditions set forth in SECTION 3.01, (c) make the representations and warranties set forth in SECTION 4.02 and 4.03 and (d) agree in writing to comply with the covenants set forth in ARTICLE V; PROVIDED FURTHER that in the event of any merger of Originators which are then a party to this Agreement, the conditions set forth in (a), (b) and (c) shall be deemed satisfied.

                  Section 2.07. ADDITION OF ACCOUNTS. (a) Unless the Purchaser or any Originator otherwise elects (which either can do at its option, subject to Section 2.07(b)), all Accounts which meet the definition of Automatic Additional Accounts shall be included as Accounts from and after the date upon which such Automatic Additional Accounts are created and all Receivables in such Automatic Additional Accounts, whether such Receivables are then existing or thereafter created, shall be sold automatically to the Purchaser. For all purposes of this Agreement, all receivables of such Automatic Additional Accounts shall be treated as Receivables upon their creation and shall be subject to the eligibility criteria specified in the definitions of "Eligible Receivable" and "Eligible Account."

                  (b) Notwithstanding an Originator's election to terminate or suspend the inclusion of Automatic Additional Accounts, the Purchaser may require such Originator to designate

                                       18

additional credit card accounts or any successor credit card account designation accounts ("SUPPLEMENTAL ACCOUNTS") to be included as Accounts in such amount as designated by the Purchaser.

                  Section 2.08. REMOVAL OF ACCOUNTS. The Purchaser and any Originator may from time to time mutually designate Accounts which will no longer be subject to this Agreement and, following such designation, no Receivables created under such Accounts will be sold to the Purchaser hereunder (the "REMOVED ACCOUNTS").

                               [End of Article II]

                                       19

                                   ARTICLE III
                             CONDITIONS TO PURCHASES

                  Section 3.01. CONDITIONS PRECEDENT TO PURCHASER'S INITIAL PURCHASE. The obligation of the Purchaser to purchase Receivables hereunder on the occasion of the initial Purchase from any Originator is subject to the conditions precedent that the Purchaser shall have received on or before the date of such Purchase the following, each (unless otherwise indicated) dated the day of such initial sale and in form and substance satisfactory to the
Purchaser:

                  (i) a copy of duly adopted resolutions of the Board of Directors of such Originator authorizing this Agreement, the documents to be delivered by such Originator hereunder and the transactions contemplated hereby, certified by the Secretary or Assistant Secretary of such Originator;

                  (ii) a duly executed certificate of the Secretary or an Assistant Secretary of such Originator certifying the names and true signatures of the Authorized Officers authorized on behalf of such Originator to sign this Agreement or any instruments or documents in connection with this Agreement;

                  (iii) (A) executed UCC-1 financing statements with respect to the Receivables, naming such Originator as seller and the Purchaser as purchaser, in proper form for filing in such jurisdiction in which the Purchaser deems it necessary or desirable to perfect the Purchaser's ownership thereof under the UCC or comparable law of such jurisdiction and (B) evidence that all other actions necessary or, in the opinion of the Purchaser, desirable or required to perfect the Purchaser's ownership of the Receivables sold hereunder have been duly taken; and

                  (iv) a letter signed by such Originator or such other of its Affiliates which is a party to any then current Lock-Box Agreements, which Agreements are listed on SCHEDULE IV, in form and substance satisfactory to the Purchaser, which letter shall be acknowledged by the lock-box bank.

                  Section 3.02. CONDITIONS PRECEDENT TO EACH ORIGINATOR'S SALE. The obligation of each Originator to make its initial sale of Receivables hereunder is subject to the condition precedent that such Originator shall have received on or before the date of such sale the following, each (unless otherwise indicated) dated the day of such initial sale and in form and substance satisfactory to such Originator:

                  (a) a copy of duly adopted resolutions of the Board of Directors of the Purchaser authorizing this Agreement, the documents to be delivered by the Purchaser hereunder and the transactions contemplated hereby, certified by the Secretary or Assistant Secretary of the Purchaser; and

                                       20

                  (b) a duly executed certificate of the Secretary or Assistant Secretary of the Purchaser certifying the names and true signatures of the officers authorized on its behalf to sign this Agreement and the other documents to be delivered by it hereunder.

                              [End of Article III]

                                       21

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES

                  Section 4.01. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER. The Purchaser represents and warrants as to itself as follows:

                  (a) It (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its condition (financial or otherwise), operations, properties or prospects, (ii) has the requisite corporate power and authority to effect the transactions contemplated hereby, and (iii) has all requisite corporate power and authority and the legal right to own, pledge, mortgage and operate its properties, and to conduct its business as now or currently proposed to be conducted.

                  (b) The execution, delivery and performance by it of this Agreement and all instruments and documents to be delivered hereunder by it, and the transactions contemplated hereby and thereby, (i) are within its corporate powers, have been duly authorized by all necessary corporate action, including the consent of shareholders where required, and do not (A) contravene its charter or by-laws, (B) violate any law or regulation or any order or decree of any court or governmental instrumentality, (C) conflict with or result in the breach of, or constitute a default under, any indenture, mortgage or deed of trust or any material lease, agreement or other instrument binding on or affecting it or any of its respective subsidiaries or any of its properties or (D) result in or require the creation or imposition of any Lien except as created or imposed hereunder, and no transaction contemplated hereby requires compliance on its part with any bulk sales act or similar law, and (ii) do not require the consent, authorization by or approval of or notice to or filing or registration with, any governmental body, agency, authority, regulatory body or any other Person other than those which have been obtained except for the filing of the financing statements referred to in SECTION 3.01 hereof. This Agreement has been duly executed and delivered by the Purchaser and constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms.

                  (c) There is no pending or, to its knowledge after due inquiry, threatened action or proceeding affecting the Purchaser before any court, governmental agency or arbitrator that may reasonably be expected to materially and adversely affect its condition (financial or otherwise), operations, properties or prospects, or that purports to affect the legality, validity or enforceability of this Agreement, and none of the transactions contemplated hereby is or, to its knowledge is threatened to be, restrained or enjoined (temporarily, preliminarily or permanently).

                  Section 4.02. REPRESENTATIONS AND WARRANTIES OF EACH OF THE ORIGINATORS. Each Originator hereby severally represents and warrants to the Purchaser that, as of the Closing Date

                                       22

with respect to such Originator and as to matters involving (x) Supplemental Accounts, as of the applicable Addition Date and (y) Automatic Additional Accounts, as of the date the Receivables of such Accounts are designated for sale to the Purchaser:

                  (a) ORGANIZATION AND GOOD STANDING. Such Originator is a corporation duly organized and validly existing in good standing under the laws of the jurisdiction of its incorporation and has full corporate power, authority and legal right to own its properties and conduct its business as such properties are presently owned and such business is presently conducted, and to execute, deliver and perform its obligations under this Agreement.

                  (b) DUE QUALIFICATION. Such Originator is duly qualified to do business and is in good standing (or is exempt from such requirement) in any state required in order to conduct business, and has obtained all necessary licenses and approvals with respect to such Originator required under federal and applicable state law.

                  (c) DUE AUTHORIZATION. The execution and delivery of this Agreement and the consummation of the transactions provided for in this Agreement have been duly authorized by such Originator by all necessary corporate action on its part and this Agreement will remain, from the time of its execution, an official record of such Originator. This Agreement has been duly executed and delivered by such Originator and constitutes the legal, valid and binding obligation of such Originator, enforceable against such Originator in accordance with its terms.

                  (d) NO CONFLICTS. The execution, delivery and performance of this Agreement, the performance of the transactions contemplated by this Agreement, and the fulfillment of the terms hereof by such Originator, do not (i) contravene its charter or by-laws, (ii) violate any provision of, or require any filing (except for the filings under the UCC required by this Agreement, each of which has been duly made and is in full force and effect), registration, consent or approval under, any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to such Originator, except for such filings, registrations, consents or approvals as have already been obtained and are in full force and effect, (iii) result in a breach of or constitute a default or require any consent under any indenture or loan or credit agreement or any other agreement, lease or instrument to which such Originator is a party or by which it or its properties may be bound or affected except those as to which a consent or waiver has been obtained and is in full force and effect and an executed copy of which has been delivered to the Purchaser, or (iv) result in, or require, the creation or imposition of any lien upon or with respect to any of the properties now owned or hereafter acquired by such Originator other than as specifically contemplated by this Agreement.

                  (e) TAXES. Such Originator has filed all tax returns (federal, state and local) required to be filed and has paid or made adequate provision for the payment of all taxes,

                                       23

         assessments and other governmental charges due from such Originator or is contesting any such tax assessment or other governmental charge in good faith through appropriate proceedings. Such Originator knows of no basis for any material additional tax assessment for any fiscal year for which adequate reserves have not been established.

                  (f) NO VIOLATION. The execution and delivery of this Agreement, the performance of the transactions contemplated by this Agreement and the fulfillment of the terms hereof will not conflict with or violate any Requirements of Law applicable to such Originator.

                  (g) NO PROCEEDINGS. There are no proceedings or investigations pending or, to the knowledge of such Originator, threatened against such Originator before any court, regulatory body, administrative agency, or other tribunal or governmental instrumentality (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement,
         (iii) seeking any determination or ruling that, in the reasonable judgment of such Originator, would materially and adversely affect the performance by such Originator of its obligations under this Agreement or (iv) seeking any determination or ruling that would materially and adversely affect the validity or enforceability of this Agreement.

                  (h) ALL CONSENTS REQUIRED. All approvals, authorizations, consents, orders or other actions of any Person or of any governmental body or official relating to such Originator and required in connection with the execution and delivery of this Agreement, the performance of the transactions contemplated by this Agreement and the fulfillment of the terms hereof, have been obtained.

                  (i) BONA FIDE RECEIVABLES. Each Receivable sold hereunder by such Originator is or will be an account receivable arising out of such Originator's performance (or, in the case of an Account that is an Automatic Additional Account pursuant to clause (b) of the definition of Automatic Additional Account, the performance of the owner of such Account at the time such Receivable was originated) in accordance with the terms of the Charge Account Agreement giving rise to such Receivable. Such Originator has no knowledge at the time of the sale of such Receivable to the Purchaser hereunder of any fact which should have led it to expect that such Eligible Receivable would not be enforceable against the Obligor when due.

                  (j) PLACE OF BUSINESS. The principal place of business of such Originator is as indicated for such Originator on SCHEDULE I hereto, and the offices where such Originator keeps its records concerning the Receivables and related contracts are as indicated for such Originator on SCHEDULE III hereto.

                  (k) USE OF PROCEEDS. As of the Closing Date, no proceeds of the sale of any Receivables will be used by such Originator to purchase or carry any margin security.

                                       24

                  (l) PURCHASE TERMINATION EVENT. No Purchase Termination Event or Incipient Purchase Termination Event has occurred and is continuing for such Originator.

                  (m) NOT AN "INVESTMENT COMPANY". Such Originator is not an "investment company" or "controlled" by an "investment company" within the meaning of the Investment Company Act, or is exempt from all provisions of such Act.

                  (n) SOFTWARE. All of the computer hardware and software necessary to collect the Receivables is described on SCHEDULE VI.

                  (o) TRADENAMES. SCHEDULE VII lists all of the tradenames of each Originator for the six-year period preceding the date such Originator became a party to this Agreement.

                  (p) ERISA LIENS. Such Originator owns the Receivables free and clear of any liens, claims (including but not limited to claims of ownership) or encumbrances, including but not limited to federal ERISA liens and claims arising pursuant to 31 U.S.C.
         Section 3713.

                  (q) ERISA AND THE CODE. The execution and delivery of this Agreement and the transactions contemplated hereby do not and will not involve any transaction by any Originator that is prohibited under
         Section 406(a) of ERISA or in connection with which an excise tax could be imposed pursuant to Section 4975(a) or (b) of the Internal Revenue Code of 1986, as amended (the "CODE"), by reason of the prohibited transactions described in Section 4975(c)(1) (A), (B), (C) or (D) of the Code.

                  The representations and warranties set forth in this Section
4.02 shall survive the sale and assignment of the respective Receivables to the Purchaser pursuant to this Agreement. Each Originator shall be deemed each time that it delivers or causes to be delivered a Receivables Statement to severally represent and warrant to the Purchaser, as of the related Purchase Date, that the representations and warranties of such Originator set forth in Section 4,02, are true and correct as of such date. Upon discovery by such Originator or the Purchaser of a breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice to the other.

                  Section 4.03. REPRESENTATIONS AND WARRANTIES OF EACH ORIGINATOR RELATING TO THIS AGREEMENT AND THE RECEIVABLES.

                  (a) BINDING OBLIGATION; VALID SALE AND ASSIGNMENT. Each Originator hereby severally represents and warrants to the Purchaser that as of the date each Receivable is sold hereunder:

                  (i) This Agreement constitutes the legal, valid and binding obligation of such Originator, enforceable against such Originator in accordance with its terms, except (A) as

                                       25

         such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect affecting the enforcement of creditors' rights in general, and (B) as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity).

                  (ii) This Agreement constitutes a valid sale, transfer, assignment, set-over and conveyance to the Purchaser of all right, title and interest of such Originator in and to the Receivables now existing or hereafter created and arising in connection with the Accounts, all monies due or to become due with respect thereto (including all Finance Charge Receivables), all other proceeds of such Receivables, and such Receivables and all proceeds thereof will be held by the Purchaser free and clear of any Lien of any Person claiming through or under such Originator or any of its Affiliates except for Permitted Liens.

                  (iii) Such Originator is not insolvent and has adequate capital to conduct its business as it is presently being conducted.

                  (iv) Such Originator is the legal and beneficial owner of all right, title and interest in and to each Receivable conveyed to the Purchaser by such Originator and each such Receivable has been or will be sold to the Purchaser free and clear of any Lien other than Permitted Liens.

                  (v) All consents, licenses, approvals or authorizations of or registrations or declarations with any Governmental Authority required to be obtained, effected or given by such Originator in connection with the sale of such Originator's Receivables to the Purchaser have been duly obtained, effected or given and are in full force and effect.

                  (vi) Such Originator has clearly and unambiguously marked its primary computer records and its primary microfiche storage files regarding such Originator's Receivables as the property of the Purchaser and shall maintain such records in a manner that will properly reflect the Purchaser's interest in such Receivables.

                  (vii) Each Account classified as an "Eligible Account" by such Originator in any document or report delivered hereunder will satisfy the requirements contained in the definition of Eligible Account at the time of such delivery and each Receivable classified as an "Eligible Receivable" by such Originator in any document or report delivered hereunder will satisfy the requirements contained in the definition of Eligible Receivable at the time of such delivery.

                  (viii) All information with respect to the Accounts and the Receivables provided to the Purchaser by such Originator was true and correct in all material respects as of the Closing Date with respect to such Originator, or with respect to Supplemental Accounts as of each Addition Date and with respect to Automatic Additional Accounts, as of the day

                                       26

         Receivables arising under each such Account are designated for sale to the Purchaser, as the case may be.

                  (ix) Each of such Originator's Receivables has been conveyed to the Purchaser free and clear of any Lien of any Person claiming through or under such Originator or any of its Affiliates (other than Permitted Liens) and in compliance in all material respects with all Requirements of Law applicable to such Originator.

                  (x) With respect to each of such Originator's Receivables then existing, all consents, licenses, approvals or authorizations of or registrations or declarations with any Governmental Authority required to be obtained, effected or given by such Originator in connection with the conveyance of such Receivable to the Purchaser have been duly obtained, effected or given and are in full force and effect.

                  (xi) Each Receivable sold to the Purchaser on such day has been conveyed to the Purchaser by the applicable Originator in compliance, in all material respects, with all Requirements of Law applicable to such Originator and, with respect to each such Receivable, all consents, licenses, approvals or authorizations of or registrations or declarations with, any Governmental Authority required to be obtained, effected or given by such Originator in connection with the conveyance of such Receivable to the Purchaser have been duly obtained, effected or given and are in full force and effect.

                  (b) NOTICE OF BREACH. The representations and warranties set forth in this SECTION 4.03 shall survive the sale and assignment of the respective Receivables to the Purchaser. Upon discovery by the applicable Originator or the Purchaser of a breach of any of the representations and warranties set forth in this SECTION 4.03, the party discovering such breach shall give prompt written notice to the other party mentioned above. Such Originator agrees to cooperate with the Purchaser or any agent of the Purchaser in attempting to cure any such breach.

                               [End of Article IV]

                                       27

                                    ARTICLE V
                                GENERAL COVENANTS

                  Section 5.01. COVENANTS OF EACH ORIGINATOR. So long as the Purchaser shall have any Net Ownership Interest in any Receivables sold by any Originator or until the Purchase Termination Date shall have occurred with respect to all the Originators, whichever is later, each Originator covenants that:

                  (a) RECEIVABLES TO BE ACCOUNTS, GENERAL INTANGIBLES OR CHATTEL PAPER. Such Originator will take no action to cause any Receivable to be evidenced by any instrument (as defined in the UCC as in effect in the Relevant UCC State). Such Originator will take no action to cause any Receivable to be anything other than an "account," "general intangible" or "chattel paper" (each as defined in the UCC as in effect in the Relevant UCC State).

                  (b) SECURITY INTERESTS. Except for the conveyances hereunder, such Originator will not sell, pledge, assign or transfer to any other Person, or grant, create, incur, assume or suffer to exist any Lien on any Receivable, whether now existing or hereafter created, or any interest therein; such Originator will immediately notify the Purchaser of the existence of any Lien on any Receivable; and such Originator shall defend the right, title and interest of the Purchaser in, to and under the Receivables, whether now existing or hereafter created, against all claims of third parties claiming through or under such Originator; PROVIDED, HOWEVER, that nothing in this SECTION 5.01(B) shall prevent or be deemed to prohibit such Originator from suffering to exist upon any of the Receivables any Permitted Lien.

                  (c) CHARGE ACCOUNT AGREEMENTS AND CREDIT AND COLLECTION POLICIES. Such Originator shall comply with and perform its obligations under any Charge Account Agreement to which such Originator is a party that relates to the Accounts and the Credit and Collection Policy except insofar as any failure to comply or perform would not materially and adversely affect the rights of the Purchaser. Such Originator shall apply payments by obligors in the following order: (i) finance charges;
         (ii) other charges or fees; and (iii) the unpaid principal balance of purchases allocated first to the longest outstanding receivable. Such Originator may change the terms and provisions of such Charge Account Agreements or the Credit and Collection Policy in any respect (including, without limitation, the reduction of the required minimum monthly payment, the calculation of the amount, or the timing, of chargeoffs and the Periodic Finance Charges and other fees to be assessed thereon) only (i) (A) if it owns a comparable segment of charge card accounts, such change is made applicable to the comparable segment of the revolving credit card accounts owned by such Originator, if any, which have characteristics the same as, or substantially similar to, the Accounts that are the subject of such change and (B) if it does not own such a comparable segment, it will not make any such change with the intent to materially benefit such Originator over the Purchaser, except as otherwise restricted by an endorsement, sponsorship, or other agreement between such Originator and an unrelated third party or by

                                       28

         the terms of the Charge Account Agreements and (ii) if such change is permitted by the Purchaser.

                  (d) DELIVERY OF COLLECTIONS. In the event that such Originator receives Collections, such Originator agrees to pay to the Purchaser or such other Person designated by the Purchaser all payments received by such Originator in respect of the Receivables as soon as practicable after receipt thereof by such Originator (but in no event later than the second Business Day following the date of receipt).

                  (e) CONVEYANCE OF ACCOUNTS. Such Originator covenants and agrees that it will not, without the consent of the Purchaser or unless such Account is a Removed Account, convey, assign, exchange or otherwise transfer any Account to any Person other than Purchaser prior to the termination of this Agreement.

                  (f) NOTICE OF LIENS. Such Originator shall notify the Purchaser promptly after becoming aware of any Lien on any Receivable other than Permitted Liens.

                  (g) COMPLIANCE WITH LAWS, ETC. Such Originator shall comply in all material respects with all applicable laws, rules, regulations and orders applicable to the Receivables, including, without limitation, rules and regulations relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy, where failure to so comply could reasonably be expected to have an adverse impact on the amount of Collections thereunder.

                  (h) PRESERVATION OF CORPORATE EXISTENCE. Except as contemplated by Section 2.06, each Originator shall, to the extent it remains a party to this Agreement, preserve and maintain in all material respects its corporate existence, corporate rights (charter and statutory) and corporate franchises.

                  (i) VISITATION RIGHTS. At any reasonable time during normal business hours and from time to time, such Originator shall permit (i) the Purchaser, or any Person designated by the Purchaser, to examine and make copies of and abstracts from the records, books of account and documents (including, without limitation, computer tapes and disks) of such Originator relating to Receivables owned or to be purchased by the Purchaser hereunder and to the underlying Charge Account Agreements and
         (ii) the Purchaser, or Person designated by the Purchaser (upon the giving of appropriate notice to the Purchaser) to visit the properties of such Originator for the purpose of examining such records, books of account and documents, and to discuss the affairs, finances and accounts of such Originator relating to the Receivables or to such Originator's performance hereunder with any of its officers or directors and with its independent certified public accountants.

                  (j) KEEPING OF RECORDS AND BOOKS OF ACCOUNT. Such Originator shall maintain and implement, or cause to be maintained or implemented, administrative and operating

                                       29

         procedures reasonably necessary or advisable for the collection of all such Receivables, and, until the delivery to the Purchaser, keep and maintain, or cause to be kept and maintained, all documents, books, records and other information reasonably necessary or advisable for the collection of all such Receivables.

                  (k) PERFORMANCE AND COMPLIANCE WITH RECEIVABLES AND CHARGE ACCOUNT AGREEMENTS. Such Originator shall at its expense take all actions on its part reasonably necessary to maintain in full force and effect its rights under all Charge Account Agreements to which such Originator is a party.

                  (l) LOCATION OF RECORDS. Such Originator shall keep its chief place of business and chief executive office, and the offices where it keeps the records concerning the Receivables and all underlying Charge Account Agreements (and all original documents relating thereto), at the address or addresses of such Originator specified in SCHEDULE III hereto or upon written notice to the Purchaser, at such other locations in a jurisdiction where all action required by SECTION 5.01(O) shall have been taken and completed and be in full force and effect.

                  (m) FURNISHING COPIES, ETC. Such Originator shall furnish to the Purchaser (i) upon the Purchaser's request, a certificate of an Authorized Officer of such Originator certifying, as of the date thereof, that no Purchase Termination Event has occurred and is continuing and setting forth the computations used such Authorized Officer of such Originator in making such determination; (ii) as soon as possible and in any event within five days after the occurrence of any Purchase Termination Event or Incipient Purchase Termination Event, a statement of an Authorized Officer of such Originator setting forth details of such Purchase Termination Event or Incipient Purchase Termination Event and the action that such Originator proposes to take or has taken with respect thereto; (iii) promptly after obtaining knowledge that a Receivable was, at the time of the Purchaser's purchase thereof, not an Eligible Receivable, notice thereof; (iv) on the Business Day following the request, a computer file or microfiche list containing a true and correct list of all Accounts, identified by account numbers and the outstanding balance of the Receivable in such Account; and (v) promptly following the Purchaser's request therefor, such other information, documents, records or reports with respect to the Receivables or the underlying Charge Account Agreements or the conditions or operations, financial or otherwise, of such Originator, as the Purchaser may from time to time reasonably request.

                  (n) OBLIGATION TO RECORD AND REPORT. Such Originator shall record each Purchase as a sale on its books and records, reflect each Purchase in its financial statements, tax returns and other applicable documents as a sale and recognize gain or loss, as the case may be, on each Purchase.

                  (o) CONTINUING COMPLIANCE WITH THE UCC. Each Originator shall, without limiting the requirements of SECTION 5.01(S), at its expense, preserve, continue, and maintain

                                       30

         or cause to be preserved, continued, and maintained the Purchaser's valid and properly protected title to each Receivable purchased hereunder, including, without limitation, filing or recording UCC financing statements in each relevant jurisdiction prior to or substantially contemporaneously with any Purchases.

                  (p) IN-STORE PAYMENTS. In the event that such Originator or any SRI Store receives any amounts in respect of Collections of Receivables, including, without limitation, all In-Store Payments, such Originator or SRI Store shall deposit or otherwise credit, or cause to be deposited or otherwise credited, as soon as reasonably practicable but in any event not later than the close of business on the second Business Day following the date of processing of such Collections, to an account designated by the Purchaser, an amount equal to the amount so received and hold such amount in trust for the Purchaser pending such remittance.

                  (q) PAYMENTS. Each Originator shall instruct Obligors to deliver payments to such Originator's Lock Box (if any), the Purchaser or such other Person who may be servicing the Receivables; PROVIDED this section shall not apply to In-Store Payments.

                  (r) FURTHER ACTION EVIDENCING PURCHASES. (i) Such Originator agrees that from time to time, at its expense, it will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable or that the Purchaser may reasonably request, to protect or more fully evidence the Purchaser's ownership, right, title and interest in the Receivables sold by such Originator and its rights under the Charge Account Agreements with respect thereto, or to enable the Purchaser to exercise or enforce any such rights. Without limiting the generality of the foregoing, each Originator will upon the request of the Purchaser (A) execute and file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be necessary or, in the opinion of the Purchaser, desirable, (B) indicate on its books and records that Receivables have been sold and assigned to the Purchaser, and provide to the Purchaser, upon request, copies of any such records and (C) contact customers to confirm and verify Receivables.

                  (ii) Such Originator hereby irrevocably authorizes the Purchaser to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Receivables sold by such Originator, or the underlying Charge Account Agreements with respect thereto, without the signature of such Originator where permitted by law.

                  (iii) If such Originator fails to perform any of its agreements or obligations under this Agreement, the Purchaser may (but shall not be required to) perform, or cause performance of, such agreements or obligations, and the expenses of the Purchaser incurred in connection therewith shall be payable by such Originator as provided in SECTION 8.05.

                                       31

                  (s) CHANGE IN BUSINESS. Such Originator shall (i) not make any change in the nature of its business as conducted on the date hereof that could reasonably be expected to have a material adverse effect on the value or collectability of the Receivables and (ii) promptly notify the Purchaser of any change of name or new trade names of such Originator.

                  Section 5.02. MERGERS. None of the Originators will merge into another entity unless permitted pursuant to Section 2.06.

                  Section 5.03. TRANSFER OF ACCOUNT RELATIONSHIPS. Nothing in this Agreement shall prohibit the transfer of any account relationship (including, without limitation, any Charge Account Agreement and any related books and records) by any Originator to any other Originator or to any Additional Originator, whether by assignment and assumption of such accounts or by such Originator's or Additional Originator's initiation of replacement accounts and the termination of existing accounts as balances thereunder are paid; PROVIDED that prior to such transfer the Originator transferring the account relationship will deliver to the Purchaser an opinion of counsel, reasonably acceptable to the Purchaser, to the effect that the Purchaser's ownership interest in such account relationship will not be adversely affected by such transfer.

                  Section 5.04. PURCHASER COVENANT REGARDING SALE TREATMENT. The Purchaser shall record each Purchase as a purchase on its books and records and reflect each Purchase in its financial statements, tax returns and other applicable documents as a purchase.

                  Section 5.05. TRADENAME LICENSE. Each Originator hereby grants to the Purchaser a non-exclusive and, except to the extent provided below, non-transferable license to use the various tradenames (the "LICENSED NAMES") listed in SCHEDULE VII with respect to such Originator and any other tradenames used by such Originator on or after the date hereof. This license and the rights of use hereunder are only for use in connection with the billing and collection of Receivables sold under this Agreement. This license and the right of use of the Licensed Name hereunder may be transferred by the Purchaser to the extent necessary to collect the Receivables in a commercially reasonable manner. The rights of use granted under this license are limited to such uses of the Licensed Names as are reasonably necessary to the collection by the Purchaser in a commercially reasonable manner of the Receivables and are further subject to maintaining the then current standards of quality of the business of the Originators. The license is limited to actions taken in accordance with the terms of this Agreement and shall expire on the expiration of a reasonable time for the collection of all Receivables. Notwithstanding any other provisions to the contrary in this Agreement or in any other agreement between the parties, no other uses or display of the Licensed Names shall be made by Purchaser except as granted in this paragraph.

                               [End of Article V]

                                       32

                                   ARTICLE VI
                           PURCHASE TERMINATION EVENTS

                  Section 6.01. PURCHASE TERMINATION EVENTS. If any of the following events (each a "PURCHASE TERMINATION EVENT") shall occur and be continuing:

                  (i) Any Originator or the Purchaser shall consent to the appointment of a bankruptcy trustee or receiver or liquidator in any bankruptcy proceeding or any other insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to all or substantially all of its Accounts or a decree or order of a court or agency or supervisory authority having jurisdiction in the premises for the appointment of a bankruptcy trustee or receiver or liquidator in any bankruptcy proceeding or any other insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceeding, or for the winding up or liquidation of its affairs, shall have been entered against such Originator or Purchaser, or such Originator or Purchaser shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors or voluntarily suspend payment of its obligations; or such Originator shall become unable for any reason to sell Receivables to the Purchaser in accordance with the provisions of this Agreement; or the Purchaser shall become unable for any reason to purchase Receivables from the Originators in accordance with the provisions of this Agreement;

                  (ii) the Internal Revenue Service shall file notice of a lien pursuant to Section 6321 of the Code with regard to any of the assets of any Originator, or the Pension Benefit Guaranty Corporation shall, or shall indicate its intention to, file notice of a lien pursuant to
         Section 4068 of ERISA with regard to any of the assets of any Originator, and (in either case) the aggregate amount secured or to be secured, by such lien exceeds $500,000, and such lien shall not be released within 30 days following the filing date for such lien;

                  (iii) any Originator or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if solely as a result of such reorganization or termination the aggregate annual contributions of any Originator or its respective ERISA Affiliates to all Multiemployer Plans that are then in reorganization or have been or are being terminated have been or will be increased over the amounts required to be contributed to such Multiemployer Plans by such Originator or such ERISA Affiliates for the plan year immediately preceding the plan year in which such notification is received by an amount exceeding $500,000, and any Lien arising therefrom is not released within 30 days following the filing date for such lien; or

                                       33

                  (iv) any Originator shall be unable to transfer Receivables to Purchaser for five consecutive Business Days by reason of the limitation on draws under the Revolving Note specified in SECTION 2.03(C)(VIII) and shall be unwilling or unable to contribute Receivables pursuant to SECTION 2.03(B);

         then the Purchaser's obligation to purchase Receivables from such Originator as to which such Purchase Termination Event relates or, if such Purchase Termination Event relates to the Purchaser, from all Originators shall automatically be terminated upon the happening of such event.

                               [End of Article VI]

                                       34

                                   ARTICLE VII
                                 INDEMNIFICATION

                           Section 7.01. INDEMNITIES BY THE ORIGINATORS. Without limiting any other rights that the Purchaser may have hereunder or under applicable law, each Originator hereby agrees to indemnify the Purchaser from and against any and all claims, losses and liabilities (including reasonable attorneys' fees) (all the foregoing being collectively referred to as "INDEMNIFIED AMOUNTS") arising out of or resulting from this Agreement or in respect of any Receivable or any Charge Account Agreement, excluding, however, Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of the Purchaser; PROVIDED, HOWEVER, that except as expressly provided in Section 2.04 and in this Section 7.01 below, in no event will any Originator have any indemnity or other obligation hereunder or otherwise with respect to any loss suffered in respect of any Eligible Receivable sold to the Purchaser in accordance with this Agreement, the parties hereby acknowledging that such sales are to be without recourse. Without limiting or being limited by the foregoing, but subject to the proviso in the immediately preceding sentence, each Originator shall pay on demand to the Purchaser any and all amounts necessary to indemnify the Purchaser from and against any and all Indemnified Amounts relating to or resulting from:

                           (a) reliance on any representation or warranty or
                  statement made or deemed made by such Originator (or any of its officers) under or in connection with this Agreement or in any certificate delivered pursuant hereto that, in either case, shall have been false or incorrect in any material respect when made or deemed made;

                           (b) the failure by such Originator to comply with any
                  applicable law, rule or regulation of any Governmental Authority with respect to any Receivable or the related Charge Account Agreement of such Originator, or the nonconformity of any Receivable or the related Charge Account Agreement of such Originator with any such applicable law, rule or regulation;

                           (c) the failure to have filed, or any delay in
                  filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Receivables of such Originator;

                           (d) any dispute, claim, offset or defense (other than
                  discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable of such Originator (including, without limitation, a defense based on such Receivable or the related Charge Account Agreement not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other

                                       35

                  claim resulting from the sale of the merchandise or services related to any such Receivable or the furnishing or failure to furnish such merchandise or services;

                           (e) any failure of such Originator to perform its
                  duties or obligations under this Agreement or the applicable Charge Account Agreement;

                           (f) any products liability claim arising out of or in
                  connection with merchandise, insurance or services that are the subject of any charge pursuant to any Charge Account Agreement of such Originator;

                           (g) the commingling of Collections of Receivables at
                  any time with other funds of such Originator;

                           (h) any set-off by any creditor of an Originator
                  (other than any Obligor) against Collections; or

                           (i) any investigation, litigation or proceeding
                  related to this Agreement or in respect of any Receivable or any Charge Account Agreement of such Originator.

                           Notwithstanding the foregoing, no Originator shall under any circumstances be required to indemnify the Purchaser for any Indemnified Amounts that result from any delay in the collection of any Receivables or any default by an Obligor with respect to any Receivables.

                           Section 7.02. INDEMNITIES BY THE PURCHASER. Without limiting any other rights that any Originator may have hereunder or under applicable law, the Purchaser hereby agrees to indemnify such Originator from and against any and all claims, losses and liabilities (including reasonable attorneys' fees) arising out of or resulting from such Originator's reliance on any representation or warranty made by the Purchaser in this Agreement or in any certificate delivered pursuant hereto that, in either case, shall have been false or incorrect in any material respect when made or deemed made.

                              [End of Article VII]

                                       36

                                  ARTICLE VIII
                                  MISCELLANEOUS

                           Section 8.01. AMENDMENT. This Agreement and the rights and obligations of the parties hereunder may not be changed orally, but only by an instrument in writing signed by the Purchaser and the Originator affected thereby.

                           Section 8.02. NOTICES, ETC. All notices and other communications provided for hereunder shall be in writing (including telegraphic, telex, facsimile or cable communication) and mailed, telegraphed, telexed, transmitted, cabled or delivered, if to any Originator, at its address set forth in SCHEDULE I hereto; and if to the Purchaser, at its address at 10201 Main Street, Houston, Texas 77025, Attention: President (with copies to such Persons as may be designated by the Purchaser from time to time). All such notices and communications shall when mailed, telegraphed, telexed, transmitted or cabled be effective when deposited in the mails, delivered to the telegraph company, confirmed by telex answerback, transmitted by telecopier or delivered to the cable company, respectively, except that notices to the Purchaser pursuant to ARTICLE II shall not be effective until received by the Purchaser.

                           Section 8.03. NO WAIVER: REMEDIES. No failure on the part of the Purchaser to exercise, and no delay in exercising, any right under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

                           Section 8.04. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of each Originator and the Purchaser and their respective successors and assigns, except that no Originator shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Purchaser. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect as between the Purchaser and each Originator until such time, after the Purchase Termination Date applicable to such Originator, as the Purchaser shall not have any Net Ownership Interest in any Receivables; PROVIDED, HOWEVER, that the indemnification provisions of ARTICLE VIII shall be continuing and shall survive any termination of this Agreement.

                           Section 8.05. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS, EXCEPT AS REQUIRED BY MANDATORY PROVISIONS OF LAW AND EXCEPT TO THE EXTENT THAT THE VALIDITY OR

                                       37

         PROTECTION OF THE PURCHASER'S OWNERSHIP OF THE PURCHASED RECEIVABLES, OR REMEDIES HEREUNDER IN RESPECT THEREOF MAY BE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.

                           Section 8.06. COSTS, EXPENSES AND TAXES. In addition to the limited rights of indemnification granted to the Purchaser under
         ARTICLE VII hereof, the Originators jointly and severally agree to pay on demand all costs and expenses of the Purchaser in connection with the preparation, execution and delivery of this Agreement and the documents to be delivered hereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Purchaser with respect thereto and with respect to advising the Purchaser as to its rights and remedies under this Agreement, and all costs and expenses (including, without limitation, reasonable counsel fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement and the documents to be delivered hereunder. In addition, the Originators jointly and severally agree to pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement or the other documents to be delivered hereunder, and agree to hold the Purchaser harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omitting to pay such taxes and fees.

                           Section 8.07. ACKNOWLEDGMENT OF ASSIGNMENTS. This Agreement (i) may not be assigned by any Originator and (ii) may not be assigned by the Purchaser, except in each case in connection with a sale of substantially all of the Receivables or by operation of law.

                           Section 8.08. NO PETITION IN BANKRUPTCY. Each Originator severally covenants and agrees that prior to the date which is three years after the Purchase Termination Date for the last Originator which is a party to this Agreement, it will not institute against or join any other Person in instituting against the Purchaser any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any State of the United States. Each Originator shall not be permitted, and hereby waives all rights, to set-off amounts owed to such Originator by the Purchaser against amounts owed by any Originator hereunder to the Purchaser.


                              [End of Article VIII]

                                       38

                           IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                 THE ORIGINATOR:

                                            PALAIS ROYAL, INC.

                                              /s/ JAMES A. MARCUM
                                            --------------------------
                                            By:   James A. Marcum
                                            Its:  Chief Financial Officer




                                 THE PURCHASER:

                                            SRI RECEIVABLES PURCHASE  CO., INC.

                                              /s/ JAMES A. MARCUM
                                            ---------------------------
                                            By:   James A. Marcum
                                            Its:  Executive Vice President

                                       39

                                                               Schedule I to the
                                                  Receivables Purchase Agreement

                               LIST OF ORIGINATORS

                                                      CHIEF PLACE OF BUSINESS,
                             JURISDICTION OF         CHIEF EXECUTIVE OFFICE AND
 NAME OF ORIGINATOR           INCORPORATION               MAILING ADDRESS
                                                         10201 Main Street
 Palais Royal, Inc.               Texas                  Houston, TX 77025

                                                              Schedule II to the
                                                  Receivables Purchase Agreement


                           LIST OF AUTHORIZED OFFICERS


   SELLER                     NAME                                         TITLE


                                                             Schedule III to the
                                                  Receivables Purchase Agreement

                               LOCATION OF RECORDS

         Palais Royal, Inc.

                  Location of
                  Physical Records:                  10201 Main Street
                                                     Houston, TX 77025

                  Location of
                  Related Account
                  Contracts:                         1020 Willow Creek
                                                     Jacksonville, TX 75766

                                                              Schedule IV to the
                                                  Receivables Purchase Agreement

                                 LOCK-BOX BANKS

         Palais Royal, Inc.

         Lock-Box
         Account Number:                    101-8190029


         Address of
         Lock-Box Bank:                     Norwest Bank of Denver
                                            1700 Lincoln
                                            Denver, CO 80274

         Mailing Address of
         Lock-Box Bank:                     Norwest Bank of Denver
                                            P.0, Box 1265
                                            Denver, CO 80201

                                                               Schedule V to the
                                                  Receivables Purchase Agreement

         [Reserved]

                                                              Schedule VI to the
                                                  Receivables Purchase Agreement

                               SOFTWARE & HARDWARE

                           At point of sale, NCR 2152 registers and Symbol UPC scanners are used to enter sales which are captured by an Innovative Electronics in-store-processor [ISP] and sent on dedicated circuits to the IBM 9221 model 191 mainframe for credit authorizations and posting each night. STC 4480 model 20 and 22 cassette tape drives are used to produce the off-site backups. All of the A/R software was developed in-house. The register and ISP software is from NCR and Innovative Electronics respectively. Store payments are processed in the same way.

                           Mail payments are processed by an NCR 7770-3801 Remittance Processing System running NCR software. A tape is transmitted to the mainframe each day.

                           New accounts which were mailed in are processed for scoring on a Fair-Isaac packaged system called the Micro-ASAP 6000 System. A tape is transmitted to the mainframe each day. Speedy applications are sent real time to Trans-Union for approval, scoring and to set account limits.

                           Accounts in collections are called on a Davox packaged system. Tapes are transmitted back and forth with the mainframe. The collection system is in-house developed software. Bad checks are processed by a PC using software written by a contractor.

                           The billing system was also developed in-house, but uses Group 1 software for mail optimization.

                                                             Schedule VII to the
                                                  Receivables Purchase Agreement

                                   TRADENAMES


         Palais Royal, Inc.                          "Palais Royal"
                                                     "Fashion Bar"
                                                     "Stage"
                                                     "Hannah"
                                                     "FB Petite"
                                                     "FB Careers"
                                                     "FB Ltd"
                                                     "Bealls"